Exhibit-99.O



Unless this certificate is presented by an authorized representative of The Depository Trust Company ("DTC") to the Province (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.



                                    CANADA

                           PROVINCE OF NEW BRUNSWICK

ISIN NO. US642866FD44                                           CUSIP: 642866FD4
COMMON CODE: 15680113

                           PROVINCE OF NEW BRUNSWICK
                        3.50% NOTE DUE OCTOBER 23, 2007

          The Province of New Brunswick (the "Province"), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of $500,000,000 (the "Principal Amount") in the lawful money of the United States of America on October 23, 2007 (the "Maturity Date") or on such earlier date as the Principal Amount may become payable hereunder (the "Redemption Date"), upon presentation and surrender of this Global Note at the Fiscal Agent's Office (as defined below) and to pay interest thereon at the rate of 3.50% per annum from October 23, 2002 together with Additional Amounts (as defined herein), if any. Interest for the period from and including October 23, 2002 to, but excluding, April 23, 2003, will be payable on April 23, 2003 (the "First Interest Payment Date"). Interest thereafter will be payable in two equal semi-annual installments in arrears on April 23 and October 23 in each year (the First Interest Payment Date and each such date an "Interest Payment Date"), until and including the Maturity Date or earlier Redemption Date, all in accordance with the terms of this Global Note.

          This is a fully registered Global Note (the "Global Note") which initially represents the duly authorized issue of debt securities of the Province designated as its 3.50% Notes due October 23, 2007 (the "Notes"), which issue is initially limited in aggregate principal amount to U.S.$500,000,000. The Notes and all the rights of the registered holders thereof are expressly subject to a fiscal agency agreement dated as of October 23, 2002, (the "Fiscal Agency Agreement", which term includes any agreement supplemental thereto), between the Province and Royal Bank of Canada, London branch, as fiscal agent, registrar, transfer agent and principal paying agent (the "Fiscal Agent", which term includes any successor as fiscal agent, registrar, transfer agent and principal paying agent appointed in accordance with the Fiscal Agency Agreement) to which Fiscal Agency Agreement reference is hereby made for a statement of the respective rights, duties and immunities of the Province, the Fiscal Agent and registered holders


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                                                                             2



of the Notes and the terms upon which the Notes are, and are to be, authenticated, registered and delivered. The Notes and the Fiscal Agency Agreement together constitute a contract, all the terms and conditions of which the registered holders by acceptance hereof assent to and are deemed to have notice of. Capitalized terms not defined herein shall have the meaning assigned to them in the Fiscal Agency Agreement.

          The Notes are issued under the authority of the Provincial Loans Act, of New Brunswick, as amended, the Loan Act 2000, the Electric Power Act and orders of the Lieutenant Governor in Council of New Brunswick. The Notes shall for all purposes be governed by, and construed in accordance with, the laws of the Province of New Brunswick and the laws of Canada applicable therein.

          The Notes are direct and unconditional obligations of the Province for the payment and performance of which the full faith and credit of the Province is pledged. The Notes are not secured but rank pari passu with all other general obligations of the Province outstanding from time to time without any preference granted by the Province one above the other by reason of priority of date of issue, currency of payment or otherwise.

          Interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid, or, if no interest has been paid or duly provided for, from October 23, 2002. Interest on the Notes will cease to accrue on the Maturity Date or earlier Redemption Date unless payment of the principal is improperly withheld or refused by the Province. Any overdue principal or interest on the Notes shall bear interest at the rate of 3.50% per annum (both before and, subject to applicable law, after judgment) until paid, or if earlier, when the full amount of the monies payable has been made available by the Province and notice to that effect has been given in accordance with the provisions set forth herein. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the persons in whose names the Notes are registered at the close of business on April 8 or October 8 (each a "Record Date") immediately preceding such Interest Payment Date. If the Notes become redeemable prior to maturity in accordance with the terms and conditions of this Global Note, any interest payable under the Notes on any Redemption Date which is not an Interest Payment Date will be payable to the persons in whose names the Notes are registered on the Redemption Date. Interest payments on the Notes will include interest accrued to but excluding the dates on which such interest payments are due. Whenever it is necessary to compute any amount of accrued interest in respect of the Notes for a period of less than one full year (including the payment of interest due on April 23, 2002), other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Whenever interest is calculated, pursuant to the Notes, on the basis of a period other than a calendar year, the annual rate of interest to which such rate is equivalent, for purposes of the Interest Act (Canada), is the rate so calculated multiplied by a fraction, the numerator of which is the actual number of days in the calendar year in respect of which such calculation is made, and the denominator of which is the number of days used in the calculation.

          If the Maturity Date, the Redemption Date or any other Interest Payment Date falls on a day which is not a Business Day, the registered holders of the Notes shall not be entitled to payment until the next following Business Day, and no additional interest shall accrue as a result of any such delay in payment. If a Record Date falls on a day which is not a Business Day, then that Record Date shall be deemed to be the immediately preceding Business Day. For the purpose of this paragraph "Business Day" means a day on which banking institutions in Fredericton, New Brunswick, Toronto, Ontario and New York, New York are not authorized or obligated by law or regulation to close.

          The principal of the Notes is payable to the registered holders thereof against surrender of the Notes at the Fiscal Agent's Office (as defined below) on the Maturity Date or earlier Redemption Date. Payment of the principal of and interest on the Notes will be made in such coin or currency of the United States of America, as at the time of payment is legal tender for payment of public and private debts. Payments of principal of and interest on the Notes will be made by the Province in immediately available funds and, in the case of payments under the Global Note, will be made directly to Cede & Co., as nominee of DTC, for payment to DTC participants in accordance with customary procedures established from time to time by DTC.

          All payments of, or in respect of, the principal of and interest on the Notes will be made by the Province without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature, imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax. If, as a result of the laws of Canada, the official application of the laws of Canada or the regulations of any taxing authority therein or thereof or any treaty affecting taxation to which Canada is a party or the official application thereof, the Province shall be required to withhold or deduct any taxes, duties, assessments or charges from any payments due under the Notes, the Province (subject to its right of redemption described herein) will pay to the registered holders of the Notes such additional amounts (the "Additional Amounts") as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the beneficial owners of Notes of the amounts which would otherwise have been payable in respect of the Notes in the absence of such taxes, duties, assessments or charges. The Province shall not, however, be obliged to pay such Additional Amounts with respect to any Note: (a) to or on behalf of a beneficial owner who is subject to such taxes, duties, assessments or charges in respect of such Note by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such Note; or (b) if the
Note is presented for payment on a date more than 15 days after the Relevant Date, except to the extent that the registered holder of the Note would have been entitled to such Additional Amounts on presenting the same for payment on such fifteenth day. The "Relevant Date" in relation to any Note means the later of:

          (i) the date on which the payment in respect of such Note first becomes due; or

          (ii) if the full amount of the monies payable on such date in respect of such Note shall not have been made available by the Province on or prior to such date, the date on which notice is duly given to the registered holders of such Note that such monies shall have been made available.

          The Province shall not be obliged to pay any Additional Amounts in respect of any tax, assessment or other governmental charge required to be withheld on a payment to an

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                                                                             4



individual pursuant to any European Union Directive on taxation of savings implementing the conclusions of the ECOFIN (European Union's Economic and Finance Ministers) Council meeting of November 26-27, 2000, the proposal presented by the Commission of the European Communities on July 18, 2001 for a Council Directive to ensure effective taxation of savings income in the form of interest payments within the European Union, or any law implementing or complying with, or introduced in order to conform to, such Directive or proposal.

          References in this Global Note to principal and interest shall include such Additional Amounts.

          The Principal Amount of the Notes is due and payable on October 23, 2007 upon presentation and surrender of the Notes. The Notes are not redeemable prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of registered holders prior to maturity. The Notes will become void unless presented for payment within a period of the lesser of six years, or the period prescribed by law, from the Relevant Date for payment thereof.

          The Notes may be redeemed at the option of the Province in whole, but not in part, at any time, on giving not less than 30 days' and not more than 60 days' notice to registered holders of Notes in accordance with the Fiscal Agency Agreement (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the Redemption Date, if (a) the Province has or will become obliged to pay Additional Amounts as provided above, as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any treaty affecting taxation to which Canada is a party, or any change in the application or official interpretation of such laws, regulations or treaties which change or amendment becomes effective on or after October 16, 2002 and (b) such obligation cannot be avoided by the Province taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Province would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due. Prior to the issuance of any notice of redemption pursuant to this paragraph, the Province shall deliver to the Fiscal Agent a certificate signed by an officer of the Province stating that the Province is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Province so to redeem have occurred.

          If (a) there is a non-payment of the principal of or interest on any of the Notes and such non-payment continues for a period of more than 30 days after written notice of such non-payment is given to the Province by a registered holder of Notes or (b) there is failure in the performance of any other covenant of the Province contained in the Notes which continues for more than 60 days after written notice requiring such failure to be remedied is given to the Province by a registered holder of the Notes, then the registered holder giving such notice may give a further written notice to the Province demanding that the principal amount of all or any of the Notes held by such registered holder become immediately repayable, together with accrued interest, and upon the giving of such further notice, such Notes shall become repayable accordingly. Any such notice or further notice from a registered holder of Notes to the Province shall be given to the Province by delivering such notice or further notice to the Fiscal Agent.


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                                                                             5



          The Province may, if not in default under the Notes, at any time purchase Notes in the open market, or by tender or by private contract, at any price, in accordance with applicable law and may cause the Fiscal Agent to cancel any Notes so purchased in the circumstances described in the Fiscal Agency Agreement.

          The Fiscal Agent has been appointed as the registrar for the Notes, and as such will maintain at its office in London, England (the "Fiscal Agent's Office") a register (the "Register") for the initial registration and registration of transfers and exchanges, of Notes. Subject to the limitations, terms and conditions set forth herein and in the Fiscal Agency Agreement, a Note may be transferred at the Fiscal Agent's Office by surrendering the Note to the Fiscal Agent for cancellation, and thereupon the Fiscal Agent shall issue and register in the name of the transferee, in exchange therefor, a new Note having identical terms and conditions and having a like aggregate principal amount in authorized denominations. Upon the occurrence of certain events specified in Section 6 of the Fiscal Agency Agreement, the Global Note is exchangeable at the Fiscal Agent's Office for Notes in definitive registered form without coupons, in authorized denominations of U.S.$1,000 and integral multiples thereof, in an equal aggregate principal amount and having identical terms and conditions as this Global Note (except insofar as they relate specifically to the Global Note). On or after such exchange, the Fiscal Agent shall make all payments to be made in respect of such Notes in definitive registered form to the registered holders thereof regardless of whether such exchange occurred after the Record Date for such payment. If a
Note is surrendered for transfer, it shall be accompanied by a written instrument of transfer in form satisfactory to the Fiscal Agent and executed by the registered holder in person or by the registered holder's attorney duly authorized in writing. No service charge will be imposed for any such transfer or exchange, but the Province may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge in connection therewith.

          The Fiscal Agent shall not be required to register any transfer or exchange of any Note during the period from any Record Date to the corresponding Interest Payment Date. Neither the Province nor the Fiscal Agent shall be required to make any exchange of Notes if, as a result thereof, the Province may incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of exchange. No provision of the Notes or of the Fiscal Agency Agreement shall alter or impair the obligation of the Province, which is absolute and unconditional, to pay the principal of and interest on the Notes at the time, place, and rate, in the manner and in the coin or currency, herein prescribed.

          The Province and the Fiscal Agent may treat the person in whose name a Note is registered as the absolute owner of such Note for all purposes whatsoever, whether or not such Note is overdue, and neither the Province nor the Fiscal Agent shall be affected by notice to the contrary. All payments to or on the order of the registered holder of any Note are valid and effectual to discharge the liability of the Province or the Fiscal Agent on such Note to the extent of the sum or sums paid.

          The Fiscal Agency Agreement and the Notes may be amended or supplemented by the Province, on the one hand, and the Fiscal Agent, on the other hand, without notice to or the consent of the registered holder of any Note, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained in the Fiscal Agency


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                                                                             6



Agreement or the Notes, effecting the issue of further Notes as described below, or in any manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province, on the one hand, and the Fiscal Agent, on the other hand, will not adversely affect the interests of holders of the Notes.

          (a) In addition to the amendments or supplements to the Fiscal Agency Agreement or the Notes permitted by the provisions of the Fiscal Agency Agreement as outlined in the immediately preceding paragraph, the Fiscal Agency Agreement contains provisions for registered holders of Notes to agree with the Province to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement and the Notes (including the terms and conditions contained herein). An Extraordinary Resolution duly made in accordance with the provisions of the Fiscal Agency Agreement shall be binding on all registered holders of Notes whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes shall, without the consent of the registered holder of each such Note affected thereby: (a) change the Maturity Date of any such Note or change any Interest Payment Date; (b) reduce the principal amount of any such Note or the rate of interest payable thereon; (c) change the current of payment of any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; or (e) reduce the percentage of the principal amount of Notes necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the Notes, or reduce the quorum required at any meeting of registered holders of Notes. Modifications and amendments to the Fiscal Agency Agreement and the Notes permitted by the provisions of the Fiscal Agency Agreement may be accomplished by an Extraordinary Resolution duly passed at a meeting of registered holders of Notes or duly adopted by means of an instrument in writing.

          The term "Extraordinary Resolution" is defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of Notes by the affirmative vote of the registered holders of not less than 66-2/3% of the principal amount of the then outstanding Notes represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66-2/3% of the principal amount of the then outstanding Notes. The quorum at any such meeting for passing an Extraordinary Resolution is one or more registered holders of Notes present in person or by proxy who represent at least a majority in principal amount of the then outstanding Notes, or at any adjourned meeting called by the Province or the Fiscal Agent, one or more persons being or representing registered holders of Notes whatever the principal amount of the Notes so held or represented.

          All notices to the registered holders of Notes will be published in English in the Financial Times in London, England, The Wall Street Journal in New York, U.S.A. and The Globe and Mail in Canada and, as long as the Notes are listed on the Luxembourg Stock Exchange in the Luxemburger Wort in Luxembourg. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province, with the approval of the Fiscal Agent, shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. Written notice will also be given to DTC, provided at the time of


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                                                                             7



such notice the Notes are represented by the Global Note. If the Notes are being held in definitive form, notices will be validly given if sent by first class prepaid post addressed to the registered holders thereof at their respective addresses appearing in the Register and if, in the case of joint holders of any Note, more than one address appears in the Register in respect of such joint holding, such notice shall be addressed only to the first address so appearing. Any notice so given shall be deemed to have been given on the day of it being sent by post.

          The Province may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status or otherwise as the Notes. However no further Notes shall be consolidated in a single series with the Notes unless the further Notes are fungible with the Notes for United States federal income tax purposes. Any such further notes shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

          It is hereby certified and declared that all acts, conditions and things necessary to be done and to exist precedent to and in the issuance of this Global Note have been properly done, fulfilled and performed and do exist in regular and due form as required by the laws of the Province of New Brunswick and the laws of Canada applicable therein.

          Unless the certificate of authentication below has been executed by the Fiscal Agent by manual signature, this Global Note shall not be entitled to any benefit under the Fiscal Agency Agreement or be valid or obligatory for any purpose.


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                                                                             8



          IN WITNESS WHEREOF, the Province of New Brunswick has caused the manual signature of its duly authorized signatory to be affixed to this Global Note.

DATED:  October 23, 2002



By:  ____________________________
         Authorized Signatory


FISCAL AGENT'S CERTIFICATE
OF AUTHENTICATION

This Global Note is one of the 3.50% Notes Due October 23, 2007 referred to herein.

ROYAL BANK OF CANADA, London Branch
as Fiscal Agent



By:  ____________________________
         Authorized Signatory